SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as Permitted by Rule
    14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|X| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              QUANTA SERVICES, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                EXPLANATORY NOTE

                  Quanta Services, Inc., a Delaware corporation ("Quanta
Services"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on February 25, 2002 in connection with the solicitation of proxies for electing the board of directors of Quanta Services at the 2002 annual meeting of Quanta Services' stockholders.

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[QUANTA SERVICES, INC. LOGO]                                       PRESS RELEASE


FOR IMMEDIATE RELEASE

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
Contacts:
James Haddox, CFO                Jim Barron                  Ken Dennard / kdennard@easterly.com
Reba Reid                        Jonas Leddington            Lisa Elliott / lisae@easterly.com
Quanta Services, Inc.            Citigate Sard Verbinnen     Easterly Investor Relations
713-629-7600                     212-687-8080                713-529-6600


                       QUANTA SENDS LETTER TO STOCKHOLDERS

         HOUSTON - FEBRUARY 25, 2002 - Quanta Services, Inc. (NYSE:PWR), a leading provider of specialized contracting services to the electric power, gas, telecommunications and cable television industries, sent a letter today to its stockholders setting out why it believes stockholders should resist UtiliCorp United Inc.'s (NYSE:UCU) hostile proxy contest.

         The text of the letter follows:

     Dear Quanta stockholder:

     As you may already know, UtiliCorp United Inc. - Quanta's largest stockholder - has announced that it intends to try to take control of Quanta in a proxy contest at Quanta's 2002 annual stockholder meeting.

               WE URGE YOU: DON'T LET UTILICORP STEAL YOUR COMPANY

     With this proxy contest, we believe UtiliCorp is trying to steal control of Quanta without offering you and our other stockholders appropriate benefits or protections. Furthermore, UtiliCorp has said that, if its directors are elected, they will "promote business objectives, goals, and values that are reflective of those of UtiliCorp."(1) In short, UtiliCorp has PROMISED YOU NOTHING of real value in return for taking control of a company that YOU OWN.

             WHY IS UTILICORP ATTEMPTING TO TAKE CONTROL OF QUANTA?

     Simply put, WITHOUT OFFERING YOU ANYTHING, UtiliCorp is trying to achieve its own self-serving accounting and financial agenda. UtiliCorp has provided guidance to Wall Street that its earnings will grow 10% in 2002 and THEY HAVE ADMITTED (2) that about half of that growth target is dependent on their ability to include Quanta's earnings as their own. If UtiliCorp can't take control

-----------------------------------
1 Amendment No. 20 to UtiliCorp's Schedule 13D filing regarding Quanta dated February 8, 2002.
2 UtiliCorp chief financial officer Daniel J. Streek during UtiliCorp's February 7, 2002 Fourth Quarter 2001 Earnings Conference Call.

     of Quanta, we believe UtiliCorp will most likely fail to achieve the earnings expectations they have given Wall Street.

     While taking control of Quanta to achieve this accounting gimmickry would help UtiliCorp, WE BELIEVE IT WOULD DISADVANTAGE YOU AND EVERY OTHER QUANTA STOCKHOLDER. REMEMBER, OUR STOCKHOLDERS EXCLUDING UTILICORP OWN SHARES REPRESENTING MORE THAN 60% OF THE VOTING POWER OF QUANTA.

      DO YOU REALLY THINK YOU CAN TRUST UTILICORP'S HANDPICKED DIRECTORS TO LOOK
                          OUT FOR YOUR BEST INTERESTS?

     o Six of UtiliCorp's nine proposed nominees are current executives of UtiliCorp or an entity it controls. All six are currently on UtiliCorp's payroll.

     o Two of the nine - including UtiliCorp's president and CEO - are already designated by UtiliCorp to Quanta's Board. Another of the nominees is a partner in a law firm that does work for UtiliCorp.

     o   Seven of the proposed nominees don't own any Quanta stock.

     o Two of the nominees were named defendants along with UtiliCorp in a shareholder lawsuit involving a company that UtiliCorp recently took public and then repurchased at a lower price.

     WHOSE INTERESTS DO YOU THINK UTILICORP'S NOMINEES ARE OUT TO SERVE?

                 REPLACING THE CURRENT BOARD COULD SIGNIFICANTLY
                            DAMAGE QUANTA'S BUSINESS

     Some of Quanta's existing board members and many of our senior management came to Quanta when we acquired their companies, and they are still responsible for the day-to-day operations of those businesses within Quanta. In fact, two of these board members are responsible for a total of almost $700 million, or approximately 34.7%, of Quanta's 2001 revenue. By contrast, the members of the UtiliCorp slate as a group have virtually no operating experience in our business. It's also worth considering that our "strategic" relationship with UtiliCorp accounted for less than two percent of Quanta's revenues in 2001. Furthermore, if UtiliCorp takes control of Quanta, our relationships with over 50 major utility companies, some of whom compete with UtiliCorp, would be jeopardized. These customers collectively accounted for about $835 million, or 40 percent, of Quanta's 2001 revenue. There are no assurances that these customers would stay if UtiliCorp steals control of the Company.

     We ask: DO YOU REALLY THINK IT IS IN YOUR BEST INTERESTS TO VOTE OUT OUR CURRENT DIRECTORS WHO ARE UNAFFILIATED WITH UTILICORP? DO YOU WANT TO GIVE CONTROL OF YOUR COMPANY TO UTILICORP'S HANDPICKED NOMINEES WHO WOULD BE PLEDGED TO "PROMOTE" UTILICORP'S OBJECTIVES?

                         QUANTA'S PERFORMANCE IS STRONG

     While the economic environment has been challenging, Quanta's operating performance has generally surpassed that of its competitors over the last two years, and Quanta recently reported record cash flow in the fourth quarter of 2001. We believe Quanta is well positioned to perform strongly as the economy recovers. Consider the following:


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      "Quality 4Q results and improving balance sheet strengthen management's case for independence in the imminent proxy fight with UtiliCorp."
                            - Evan Smith, Sanders Morris Harris Equity Research
                              Report, February 14, 2002 (3)

     "We think current management is best suited to run Quanta and believe Stockholders should support them in the upcoming proxy battle [with UtiliCorp.]"
                            - Carl Palitti, Gerard Klauer Mattison Equity
                              Research Report, February 15, 2002 (3)

     "We like [Quanta] management's focus on 1) cash generation 2) gross margin improvement/stabilization, 3) better productivity."
                             - Chris Gutek, Morgan Stanley Equity Research
                               Report, February 15, 2002 (3)

                   YOUR BOARD INTENDS TO FIGHT FOR YOUR RIGHTS

     Members of your Board who are unaffiliated with UtiliCorp and members of our management, all of whom have substantial personal investments in Quanta, are aligned with the interests of the broader group of stockholders. They are committed first and foremost to building stockholder value and, to that end, regularly evaluate all of Quanta's alternatives. One key point is clear to us: allowing UtiliCorp to take control of your company - WITHOUT OFFERING YOU APPROPRIATE BENEFITS OR PROTECTIONS IN RETURN - is NOT in your best interests and will place UtiliCorp in a position to pursue its own particular agenda at your expense.

     In due course, we will set a date for our annual stockholder meeting and send out our proxy materials seeking your vote. These materials contain important information for you to consider. In the meantime, if you have any questions about this process, you can call us or MacKenzie Partners, Inc., our proxy solicitor, toll free at 800-322-2885.

     Our goal in the coming months is to continue Quanta's good performance and to get out the vote against UtiliCorp. DON'T LET UTILICORP STRONG ARM QUANTA OR YOU TO ACHIEVE UTILICORP'S OWN ACCOUNTING GIMMICKRY. We hope that we will be able to count on your support.

     Very truly yours,

     By: /s/ Vincent D. Foster                           By: /s/ John R. Colson
     Vincent D. Foster                                   John R. Colson
     Chairman                                            Chief Executive Officer

         Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The company's comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

Important Information

Quanta Services, Inc. plans to file a proxy statement with the Securities and Exchange Commission relating to Quanta's solicitation of proxies from its stockholders with respect to the Quanta Services, Inc. 2002 annual meeting of stockholders. QUANTA SERVICES, INC. ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES


-----------------------------------
3 Consent of author or publication for inclusion in proxy solicitation materials was neither sought nor obtained.


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


AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Quanta's proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of Quanta's proxy statement, when it becomes available, by writing to Quanta Services, Inc. at 1360 Post Oak Boulevard, Suite 2100, Houston, Texas 77056 or by contacting MacKenzie Partners, Inc., toll free at 1-800-322-2885. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Quanta's stockholders is available in the soliciting materials on Schedule 14A filed by Quanta with the SEC.

This press release contains various forward-looking statements and information, including management's expectations of the impact of new branding and marketing initiatives. Although the company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters, future growth in the electric utility and telecommunications outsourcing industry, and the ability of Quanta to complete acquisitions and to effectively integrate the operations of acquired companies, as well as general risks related to the industries in which Quanta operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company's reports filed under the Securities Exchange Act of 1934.
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